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                                                                   Exhibit 4.3


              CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES
                                       OF
                 SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            (No Par Value Per Share)
                                       OF
                      COMPOST AMERICA HOLDING COMPANY, INC.

                       New Jersey Business Corporation Act

      Roger E. Tuttle hereby certifies that he is the Chairman of the Board, President, Chief Executive Officer and Treasurer, of Compost America Holding Company, Inc. (the "Company"), a corporation organized and existing under the Corporation Law of the State of New Jersey, as amended, and further certify:

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), the Board of Directors of the Company (the "Board of Directors") on October 30, 1997, adopted the following resolutions creating a series of shares of Series C Convertible Preferred Stock, no par value per share.

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation and the Corporation Law of the State of New Jersey, as amended, the Company is authorized to issue an aggregate of 25,000,000 shares of the Company's preferred stock, no par value per share (the "Preferred Stock"), in such series and with such rights, designations, and privileges as the Board of Directors of the Corporation may, from time to time determine; and

      FURTHER, RESOLVED, that the Board of Directors be and the same hereby is authorized, and the Board of Directors hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights, and the qualifications limitations and restrictions of such rights, of the shares of such series of Preferred Stock (in addition to the voting powers, designations, preferences, limitations, restrictions and relative rights, and the qualifications, limitations and restrictions of such rights, set forth in the Certificate of Incorporation that may be applicable to the Preferred Stock) as follows:

      1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Redeemable Convertible Preferred Stock, no par value per share (the "Series C Preferred Stock"). The maximum number of shares of Series C Preferred Stock (the "Shares") shall be


                                      -1-
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Ninety-One Thousand. The Series C Preferred Stock shall rank (i) prior to the common stock, no par value per share, of the Company (the "Common Stock"), (ii) on a parity with all shares of the Company's Series A Exchangeable Redeemable Preferred Stock (the "Series A Preferred Stock"); (iii) subordinate and junior to all indebtedness of the Company now or hereafter existing, and (iv) prior to the Series B Preferred Stock as to liquidation and other payment rights as provided in Section 4(d) and to any other class or series of capital stock of the Company hereafter created (unless it specifically, by its terms, ranks on a parity with the Series C Preferred Stock) (each such junior class of series of capital stock and the Common Stock being hereinafter referred to as the "Junior Stock"), in each case as to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

2. Cumulative Dividends; Priority.

      (a) Payment of Dividends. The holders of record of shares of Series C Preferred Stock are entitled to a non-cumulative noncompounded dividend as set forth below, payable as, when and if declared by the Company's Board of Directors, and upon any redemption of the Series C Preferred Stock.

      (b) Special Dividends. Dividends on the Series C Preferred Stock shall be at the rate of 20% per annum through May 3, 1999 (the "Early Redemption Period"), payable on the earlier of (i) the last day of the Early Redemption Period and (ii) the redemption of the shares of Series C Preferred Stock. The dividend paid during the Early Redemption Period is hereinafter referred to as the "Special Dividend." In the event of a redemption during the Early Redemption Period, the Special Dividend shall nevertheless be paid for a period of not less than six (6) months notwithstanding that the redemption occurs after less than six (6) months from the date of initial issuance. The Special Dividend may be paid in cash or, at the election of the Company, by delivery of additional shares of Common Stock having an aggregate "Market Value" (as hereinafter defined) equal to the amount of such dividend. For purposes of payment of the Special Dividend, each share of Common Stock will be deemed to have a "Market Value" equal to ninety percent (90%) of the "Average Share Price" as defined in
Section 5(c) for the ten (10) consecutive trading days preceding the dividend payment date.

      (c) After the Early Redemption Period, dividends on the Series C Preferred Stock shall be at the rate of 8% per annum, payable (when and if declared by the Company's Board of Directors), semi-annually by the Company, on June 30th and December 31st of each year. All dividends paid after the Early Redemption Period must be paid in cash.

3. Voting Rights.

      (a) The Series C Preferred Stock shall have the following class voting rights. So long as any shares of the Series C Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a sixty-six and 2/3 (66-2/3%) percent of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock vote


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separately as a class: (i) authorize, create or issue (other than the Series A
Preferred Stock outstanding on November 3, 1997), or increase the authorized or issued amount of any class or series of stock ranking prior to or on a parity with the Series C Preferred Stock, with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series C Preferred Stock, whether by merger, consolidation or otherwise, so as to affect materially and adversely any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, or pay cash dividends on, shares of the Company's Junior Stock; provided, that dividends may be paid on Junior Stock so long as at the time of such payment (A) all dividends on the Series C Preferred Stock shall have been paid in full, and (B) if dividends on Junior Stock are payable in cash, all dividends on the Series C Preferred Stock thereafter paid shall similarly be paid in cash, or (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series C Preferred Stock provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      (b) Except with respect to transactions upon which the Series C Preferred Stock shall be entitled to vote separately as a class pursuant to Sections 3(a) and (b) above and except as otherwise required by New Jersey law, the Series C Preferred Stock shall not vote prior to the date on which the Series C Preferred Stock shall become convertible; thereafter, the Series C Preferred Stock shall vote as a class pursuant to Sections 3 (a) and (b) above and together with the Common Stock and not as a separate class on all other issues transaction with respect to which the Common Stock is entitled to vote pursuant to applicable New Jersey law or the Certificate of Incorporation, each share of Series C Preferred Stock being entitled to a number of votes per share equal to (i) one (1) multiplied by (ii) the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible on the record date used to determine shares eligible to vote on such transaction.

4. Liquidation Preference.

      (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series C Preferred Stock then outstanding, pari passu with the holders of the shares of the Series A Preferred Stock, shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, before any distribution shall be made to the holders of the Common Stock or any other Junior Stock, an amount (the "Liquidation Preference") per share equal to $100 per share of the Series C Preferred Stock, plus declared, payable, and unpaid dividends at the then applicable dividend rate per annum, through the date of liquidation, dissolution or winding up, whether or not declared, and no more, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the liquidation payment payable to the holders of outstanding shares of the

Series C Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock (the "Parity Securities"), provided that the holders of a majority of the shares of Series C Preferred Stock approve such Parity Securities (other than the shares of Series A Preferred Stock outstanding on November 3, 1997) in accordance with Section 3(a) hereof, then the holders of outstanding shares of the Series C Preferred Stock are entitled to be paid on a pro-rata basis together with the other Parity Securities, based on the relative liquidation value of shares of Series C Preferred Stock and the Parity Securities. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent nationally recognized investment banking firm) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock and each holder of Parity Securities has been paid in cash the full amount of the Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Series C Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

      (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.

      (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

      (d) Together with the Series A Preferred Stock of the Company issued of even date herewith, the liquidation preference set forth in this paragraph 4, and all other payment rights hereunder, shall be senior and prior in all events to any other preferred stock now or hereafter issued by the, Company, including without limitation, the Series B Preferred Stock of the Company.

      5. Conversion.

      Subject at all times to the Company's right of voluntary redemption of the Series C Preferred Stock provided in Section 6 of this Certificate of Designations, the holders of shares of Series C Preferred Stock shall have the right, at their option, to convert shares of Series C Preferred Stock into shares of Common Stock at any time following the last day of the Early Redemption Period, on and subject to the following terms and conditions:

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      (a) The shares of Series C Preferred Stock shall be convertible at the office of any transfer agent for the Series C Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock, at the conversion price, determined as hereinafter provided, in effect at the time of conversion, each share of Series C Preferred Stock being valued at $100 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (the "conversion price") shall be 80% of the Average Share Price (as hereinafter defined) for all the trading days during the last month of the Early Redemption Period. The conversion price shall be adjusted as provided in paragraph (d) below.

      (b) In order to convert shares of the Series C Preferred Stock into Common Stock, the holder thereof shall surrender to the Company, at any time during normal business hours at the principal office of the Company, the certificate or certificates evidencing the shares of Series C Preferred Stock to be converted, accompanied by (i) written notice to the Company that such holder elects to convert ("Conversion Notice"), (ii) if so required by the Company, by instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his duly authorized attorney and (iii) transfer tax stamps or funds therefor. Shares of the Series C Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such shares for conversion in accordance with the foregoing provisions (the "conversion date"), and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at said office against delivery of one or more certificates evidencing Series C Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

      (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock, but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series C Preferred Stock surrendered for conversion at one time by the same holder, the Company shall pay in cash as an adjustment of such fraction an amount equal to the same fraction of the Closing Price (as defined below) on the date on which such shares of Series C Preferred Stock were duly surrendered for conversion, or, if such date is not a trading day, on the next trading day.

      (d) The conversion price shall be adjusted from time to time as follows:

            (1) In case the Company shall (i) pay a dividend (or make a distribution) on its outstanding shares of Common Stock in Common Stock,
      (ii) subdivide or split its outstanding shares of Common Stock into a larger number of shares by reclassification or otherwise, (iii) combine its outstanding shares of Common Stock into a smaller number of shares by reclassification or otherwise, or (iv) issue any shares of Common Stock by reclassification, the conversion price in effect at the time of the record date for such dividend or distribution or other effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such time shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of the Series C Preferred Stock been converted immediately prior to such time.

            (2) In case the Company shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in clause (4) below) on the record date for the distribution of such rights or warrants, the conversion price in effect at the opening of business on such record date shall be adjusted so that the same shall equal the price determined by multiplying the conversion price then in effect by a fraction, of which the numerator shall be the number of shares of Common Stock then outstanding plus the number of shares of Common Stock which the aggregate exercise price of such warrants or rights exercised would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock then outstanding plus the number of additional shares of Common Stock issued upon the exercise of such warrants or rights. Such adjustment shall become effective at the opening of business on the business day next following the computation thereof. If the conversion price shall be adjusted at any time under or by reason of provisions in this clause (2), then, in case of the delivery of Common Stock upon the exercise of any such right or warrant the conversion price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such right or warrant never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid.

            (3) In case the Company shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash or stock dividends or distributions and dividends referred to in clause
      (1) above or rights or warrants to subscribe for or purchase securities of the Company or any of its subsidiaries (other than shares of Common Stock referred to in clause (2) above), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in clause (4) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness or rights or warrants so distributed applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.

            (4) For the purpose of any computation under clause (1), (2) or (3) above, the current market price per share of Common Stock on any date shall be deemed to be the Average Share Price for the 30 consecutive trading days commencing not more than 45 trading days before the day in question, such 30 consecutive trading day period to be specified by the Board of Directors prior to the commencement of 45 trading days before the day in question, or in the event the Board of Directors fails to specify such 30 consecutive trading days, such 30 consecutive trading days shall be deemed to have commenced on the 40th trading date before the day in question.

            (5) No adjustment in the conversion price pursuant to this paragraph 5 shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided that any adjustment which by reason of this paragraph (d)(4) is not required to be made shall be carried forward and taken into account in any subsequent adjustment and will be made not more than three years after the time it would have been made but for the provisions of this paragraph (d)(4); provided further that, at the time of any adjustment, such adjustment shall include all adjustments to the date thereof then being carried forward. All calculations under this paragraph 4 shall be made to the nearest 1/100th of a cent or to the nearest 1/100th of a share, as the case may be.

      (e) In case of any consolidation or merger of the Company with or into another corporation or in the case of any sale or conveyance to another corporation (other than a wholly-owned subsidiary of the Company) of all or substantially all of the property and assets of the Company, the holder of a share of the Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance and shall have no other conversion right with regard to such share of Series C Preferred Stock. In the event of such a consolidation, merger, sale or conveyance, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of the Series C Preferred Stock which shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of the Series C Preferred Stock. In case securities or properties other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or properties.

      (f) Whenever the conversion price is adjusted as herein provided:

            (1) the Company shall compute the adjusted conversion price in accordance with this paragraph 5 and shall prepare a certificate signed by the President or one of the Vice Presidents and the Treasurer or one of the Assistant Treasurers of the Company setting forth the adjusted conversion price, and such certificate shall forthwith be filed with the transfer agent for the Series C Preferred Stock; and

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            (2) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall, as soon as practicable, be mailed to the holders of record of the outstanding shares of Series C Preferred Stock.

      (g) In case at any time:

            (1) the Company shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of profits or surplus; or

            (2) the Company shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or series or of any other rights; or

            (3) of any reclassification of the capital stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the property and assets of the Company, or of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be mailed to the transfer agent for the Series C Preferred Stock and to the holders of record of the outstanding shares of Series C Preferred Stock, at least 20 days (or 10 days in any case specified in clause
(1) or (2) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

      (h) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series C Preferred Stock then outstanding.

      (i) The Company will pay any and all transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

      (j) For the purpose of this paragraph 5, the term "Common Stock" shall include any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and which is not subject to redemption by the Company. However, shares issuable on conversion of shares of the Series C Preferred Stock shall include only shares of Common Stock as such Common Stock exists on the date of this Certificate or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

      (k) Average Share Price. As used herein, the term "Average Share Price" shall mean the average of the last sale price per share of the Company's shares of Common Stock as reported by Bloomberg, L.P. ("Bloomberg"), on any one of the following exchanges on which such Common Stock shall then be quoted; namely, (a) the AMEX, (b) the NASDAQ National Market System ("NASDAQ NMS"), (c) the NASDAQ System (other than the NASDAQ NMS), (d) the New York Stock Exchange, or (e) the National Quotation Bureau, Inc. for quotes on the Electronic Bulletin or the "Pink Sheets", as the case may be, for the applicable number of consecutive trading days immediately preceding the dividend payment date or conversion date specified in Section 2(b) or this Section 5, as the case may be. "Closing Price" shall mean the last sale price per share on any particular date, determined as aforesaid.

6. Redemptions.

      (a) Voluntary Redemption. Subject to compliance with the provisions of this Section 6(a), the Company shall have the right (i) during the Early Redemption Period and (ii) otherwise exercisable at any time on or after November 3, 2002, on not more than sixty (60) days and not less than fifteen
(15) days prior written notice to the holders of Series C Preferred Stock (the "Voluntary Redemption Notice"), to redeem all or any portion of the Shares of Series C Preferred at a redemption price for each Share of Series C Preferred Stock to be redeemed (the "Voluntary Redemption Price") which shall equal to the sum of (i) $100 per Share, and (ii) all declared, payable and unpaid dividends on such Share to the date fixed for redemption (the "Voluntary Redemption Date").

      (b) Mandatory Redemption. On November 3, 2004 (the "Mandatory Redemption Date"), the Company shall redeem all of the Shares of Series C Preferred Stock then outstanding at a redemption price for each Share of Series C Preferred Stock to be redeemed (the "Mandatory

Redemption Price") equal to the sum of (i) $100 per Share, and (ii) all accrued dividends on such Share to the Mandatory Redemption Date.

      (c) Method of Payment. The Company shall pay an aggregate amount for all Shares of Series C Preferred Stock to be redeemed hereunder (the "Redemption Payment"), calculated by multiplying the number of Shares so redeemed by the applicable Voluntary Redemption Price or Mandatory Redemption Price, as the case may be, on the Voluntary Redemption Date or Mandatory Redemption Date, as applicable, by payment of the Voluntary Redemption Price or Mandatory Redemption Price, as the case may be, by bank cashiers' or certified check payable to the applicable holders of the Series C Preferred Stock or wire transfer of immediately available funds to accounts designated in writing by such holders received by the Company at least five (5) business days prior thereto. In the event that, for any reason, the full applicable Redemption Payment is not timely made pursuant to this Section 6(c), such defaulted Redemption Payment shall thereafter bear default interest at the rate of 15% per annum until paid in full.

      (d) Delivery of Series C Preferred Stock. The holders of Series C Preferred Stock whose Shares are to be redeemed pursuant to this Section 6 shall deliver to the Company, against receipt of the applicable Voluntary Redemption Payment or Mandatory Redemption Payment, all of their Shares of Series C Preferred Stock to be redeemed, duly endorsed in blank for transfer or accompanied by a duly executed stock power with the signature of the record owner guaranteed by a bank or member firm of the New York Stock Exchange.

7. No Preemptive Rights. Except as provided in Sections 5, 8, and 9 hereof, no holder of the Series C Preferred Stock shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or any bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

8. Exchange for Senior Subordinated Notes. At any time after November 3, 2000, the Series C Preferred Stock will be exchangeable for 9% Senior Subordinated Notes of the Company due November 3, 2004, at the rate of $100 principal amount of such notes for each share of Series C Preferred Stock. The exchanging holder shall furnish to the Company irrevocable written notice of such exchange, together with the certificates evidencing the shares of Series C Preferred Stock to be exchanged, duly endorsed in blank for transfer or accompanied by a duly executed stock power, with the signature of the record holder guaranteed by a bank or a member of the firm of the New York Stock Exchange.

9. Exchange for Longo Common Stock. (a) Notwithstanding any other provision of this Certificate of Designations, if at any time when shares of Series C Preferred Stock remain issued and outstanding, the Company shall be in default in the observance of any covenant or in the making of any payment when due, whether of principal, interest, premium, or otherwise, with respect to any secured or unsecured debt (contingent or otherwise) for an obligation in excess of $100,000, then, at their option, the holders of Series C Preferred Stock shall have the right to exchange all of its shares of Series C Preferred Stock for all shares of common stock ("Longo Common Stock") of R.J. Longo Construction Co., Inc., a New Jersey corporation ("Longo") outstanding at that time. In addition, and whether or not the Company shall be in default as aforesaid at the time, at their option, the holders of Series C Preferred Stock shall have the same right as aforesaid, on the same basis and at the same exchange rate, to exchange shares of Series C Preferred Stock for Longo Common Stock during each of the following time periods:

1. From November 1, 1999 through October 31, 2000;

2. From October 1, 1998 through September 30, 1999; provided, however, that the option granted by this subparagraph shall be null and void if (i) prior to March 31, 1998, there is delivered by bond counsel satisfactory to the Company and Holders an opinion to the effect that the Supply and Service Agreement between The City of New York Department of Environmental Protection and R. J. Longo Construction Company, Inc. d/b/a EPIC (the "New York Contract") is a valid and binding obligation of the City of New York enforceable in accordance with its terms, or (ii) the financial closing for the Company's recycling and composting project in Newark, New Jersey (the "Newark Project") occurs prior to October 1, 1998 on terms no less favorable than financial results contained in the PaineWebber report for the Newark Project as presented in the Compost America Holding Company, Inc. Projected Consolidated Financial Statements, Seven Year Forecast, 1997 to 2003, rev. 8/05/97, or (iii) prior to June 30, 1998, the Company has entered into supply contracts that in the aggregate achieve the financial results for the Newark Project contained in said PaineWebber report;

provided, however, that as conditions of the exercise of the foregoing exchange rights, (i) all holders of the Company's Series A Preferred Stock shall tender such Series A Preferred Stock to the Company and (ii) there shall be tendered to the Company all shares of the Company's Common Stock held by Longo and by Wasteco Ventures Limited on the date of issuance of the Series C Preferred Stock, being 14,937,791 shares of the Company's Common Stock. The Longo Common Stock is currently limited to 200 shares with no rights and no other Longo Common Stock will be issued prior to the exercise of the foregoing option.

      (b) No payment or adjustment shall be made on account of any dividends on Longo Common Stock delivered upon such exchange.

      (c) To exchange shares of Series C Preferred Stock, a holder must follow the procedures described in Section 5 of the Certificate of Designation of Rights and Preferences for the Series C Preferred Stock (the "Series C Preferred Certificate") for conversions to the extent such procedures are equally applicable, and the mechanical provisions in Section 5 for conversions shall apply mutatis mutandis to exchanges to the extent they are apt and are not superseded by provisions of this Section 9.

      (d) So long as the possibility exists of exchanging Series C Preferred Stock for Longo Common Stock (or reclassifications thereof), the Company shall at all times keep available free for issue the full number of shares of Longo Common Stock (or reclassifications thereof) then exchangeable for all shares of Series C Preferred Stock then outstanding.

      (e) In order to fully preserve the exchange rights of the Series C Preferred Stock, other than ordinary periodic cash dividends, without the affirmative vote or consent of at least 66 2/3% of the shares of Series C Preferred Stock outstanding at the time, voting separately as a class, the Company will not permit the payment of dividends on the Longo Common Stock, will not permit the issuance of additional shares of Longo Common Stock or securities convertible into or exchangeable for shares of Longo Common Stock or permit the consolidation, merger or transfer of substantial assets of Longo.

10. Change in Control.

      (a) Upon the occurrence of a "Change in Control", each holder of Series C Preferred Stock shall have the right to require the redemption of its Series C Preferred Stock by the Company in cash, pursuant to the offer described below (the "Change in Control Offer") at a price equal to 101% of the par value per share plus a sum equal to all dividends accrued and unpaid thereon (if any) to the related Change in Control Redemption Date. A "Change in Control" shall mean
(i) a merger, consolidation or reorganization of the Company, if, after giving effect thereto, the holders of the Common Stock prior to such transactions shall fail to own at least 51% of the capital stock entitled to vote for the election of directors in the successor entity, (ii) the sale of a majority or more of the assets of the Company in any single transaction or in any series of related transactions, or (iii) a change in the composition of the Board of Directors of the Company such that during any period of two consecutive years the individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the directors then in office (and not designated to the Board by any holder of Preferred Stock) unless the individuals replacing such directors were elected or nominated by the Board of Directors of the Company.

      (b) Within 30 days of any Change in Control the Company shall mail a notice (the "Change in Control Notice") to each holder of record of the Series C Preferred Stock stating:

            (i) that a Change in Control has occurred, that the Change in Control Offering is being made pursuant to the terms of the Series C Preferred Stock and that all shares of Series A Preferred Stock validly tendered will be accepted for redemption;

            (ii) the redemption price and the date of redemption (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change in Control Redemption Date");

            (iii) that any shares of Series C Preferred Stock not tendered will continue to accumulate dividends;

            (iv) that, unless the Company defaults in the payment of the Change in Control redemption price, any shares of Series C Preferred Stock accepted for redemption pursuant to the Change in Control Offer shall cease to accumulate dividends after the Change in Control Redemption Date;

            (v) that holders of Series C Preferred Stock electing to have any shares of Series A Preferred Stock redeemed pursuant to the Change in Control Offer will be required to surrender the certificates representing such shares of Series C Preferred Stock to the transfer agent for the Series C Preferred Stock at the address specified in the notice prior to 1:00 P.M., New York City time, on the business day immediately preceding the Change in Control Redemption Date; and

            (vi) that holders whose shares of Series C Preferred Stock are being redeemed only in part will be issued new certificates representing shares of Series C Preferred Stock equal in number to the unredeemed portion of the shares of Series C Preferred Stock surrendered; provided that each certificate representing shares of Series C Preferred Stock redeemed and each new certificate representing shares of Series C Preferred Stock issued shall be in whole shares.

      (c) On or about the Change in Control Redemption Date:

            (i) the transfer agent for the Series C Preferred Stock shall deliver to the Corporation a certificate specifying the aggregate number of shares of Series C Preferred Stock delivered for purchase by the holders of Series C Preferred Stock prior to the Change in Control Redemption Date pursuant to the Change in Control Offer;

            (ii) The Company shall accept for redemption shares of Series C Preferred Stock or portions thereof so accepted; and

            (iii) The Company shall deposit with the transfer agent for the Series C Preferred Stock money sufficient to Pay the Change in Control redemption price of all shares of Series C Preferred Stock or portions thereof accepted for payment by the Company.

            (iv) The Company shall deliver, or cause to be delivered, to the transfer agent for the Series C Preferred Stock an officers' certificate specifying the shares of Series C Preferred Stock or portions thereof accepted for payment by the Company.

      (d) The transfer agent for the Series C Preferred Stock shall promptly mail to the holders of Series C Preferred Stock so accepted payment in an amount equal to the Change in Control redemption price, and the transfer agent for the Series C Preferred Stock shall promptly authenticate and mail to such holders of Series C Preferred Stock a new certificate representing shares of Series C Preferred Stock equal in number to any unredeemed shares of Series C Preferred Stock surrendered; provided that each share of Series C Preferred stock redeemed and each new certificate representing shares of Series C Preferred Stock issued shall be in whole shares. The Company will notify the holders of Series C Preferred Stock of the results of the Change in Control offer on or as soon as practicable after the Change in Control Redemption Date.

11. Miscellaneous.

      (a) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

      (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the same date, if delivered personally or by facsimile by not later than 5:00 p.m. New York time (provided, that a copy of such facsimile shall be simultaneously sent to Compost America Holding Company, Inc. at 320 Grand Avenue, Englewood, New Jersey 07631), or (ii) three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.

      IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 3rd day of November, 1997.


                                     COMPOST AMERICA HOLDING COMPANY, INC.

                                     By:
                                          -------------------------------------
                                          Name:  Roger E. Tuttle
                                          Chairman of the Board, President,
                                          Chief Executive Officer and Treasurer